UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2006

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road
Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 8.01.              Other Events.

On February 7, 2006, Avaya Inc. (the “Company”) issued a press release announcing that it has requested The Bank of New York, as Trustee (the “Trustee”), under the Indenture, by and between the Company and the Trustee, dated as of October 31, 2001, as amended by the Second Supplemental Indenture, dated as of March 28, 2002, and as amended by the Third Supplemental Indenture, dated as of November 16, 2004 (collectively, the “Indenture”), relating to the 11 1/8% Senior Secured Notes due 2009 (the “Notes”), to issue a Notice of Redemption to holders of the Notes to redeem on April 3, 2006 (the “Redemption Date”) all of the outstanding Notes at a redemption price of 105.563% of the principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest to the Redemption Date of $0.62 per $1,000.00 principal amount thereof.  The total payment per $1,000.00 principal amount of Notes, as of the Redemption Date, will be $1,056.25.  The Notes must be surrendered to The Bank of New York, which is acting as Paying Agent, in accordance with the instructions on the Notice of Redemption.

There are approximately $13.2 million principal amount of Notes outstanding.  Redemption of the Notes will be funded from available cash.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)              Exhibits.

99.1         Press Release date February 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: February 7, 2006	By:	/s/ Garry K. McGuire
Name: Garry K. McGuire
Title: Chief Financial Officer and
Senior Vice President,
Corporate Development

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated February 7, 2006.